      As filed with the Securities and Exchange Commission on May 11, 2001
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                             POGO PRODUCING COMPANY

             (Exact name of registrant as specified in its charter)


                      DELAWARE                                                                 74-1659398

(State or other jurisdiction of incorporation or organization)                    (I.R.S. Employer Identification No.)

                                                                                            GERALD A. MORTON
                  5 GREENWAY PLAZA,                                                        VICE PRESIDENT--LAW
                     SUITE 2700                                                          AND CORPORATE SECRETARY
                HOUSTON, TEXAS  77046                                                    POGO PRODUCING COMPANY
                   (713) 297-5000                                                     5 GREENWAY PLAZA, SUITE 2700
                (713) 297-4900 (FAX)                                                      HOUSTON, TEXAS  77046
                                                                                             (713) 297-5017
                                                                                          (713) 297-4970 (FAX)

    (Address, including zip code, and telephone number, including        (Name, address, including zip code, and telephone number,
 area code, of registrant's principal executive offices)                          including area code, of agent for service)

                                    Copy to:
                                Stephen A. Massad
                               Baker Botts L.L.P.
                                 One Shell Plaza
                                  910 Louisiana
                            Houston, Texas 77002-4995
                                 (713) 229-1234
                              (713) 229-1522 (Fax)

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                            (continued on next page)

                        CALCULATION OF REGISTRATION FEE


====================================================================================================================
                   TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM               AMOUNT OF
               OF SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE (1)     REGISTRATION FEE
-------------------------------------------------------------- ------------------------------ ----------------------
Debt Securities(2)........................................
-------------------------------------------------------------- ------------------------------ ----------------------
Preferred Stock ($1.00 par value)(2)......................
-------------------------------------------------------------- ------------------------------ ----------------------
Common Stock ($1.00 par value)(2)(3)......................
-------------------------------------------------------------- ------------------------------ ----------------------
Depositary Shares(2)......................................
-------------------------------------------------------------- ------------------------------ ----------------------
Warrants(2)...............................................
-------------------------------------------------------------- ------------------------------ ----------------------
Total.....................................................             $500,000,000                 $125,000
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement will not exceed $500,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) There are also being registered hereunder an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Preferred Stock, Common Stock and Depositary Shares and an indeterminate number of Warrants as may be issuable upon conversion, redemption, exchange or exercise of the Debt Securities, Preferred Stock or Warrants registered hereunder, including pursuant to any applicable antidilution provisions.

(3)  Includes rights under the Shareholder Rights Plan.

                                   ----------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 11, 2001

                                  [POGO LOGO]

                                  $500,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               DEPOSITARY SHARES
                                    WARRANTS

             The common stock trades on the New York Stock Exchange
                 and the Pacific Exchange under the symbol PPP.

                             ---------------------

  We will provide the specific terms of the securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest,
                ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 6.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Forward-Looking Statements..................................    3
Where You Can Find More Information.........................    4
About Pogo Producing Company................................    5
Risk Factors................................................    6
Ratio of Earnings to Fixed Charges..........................   12
Use of Proceeds.............................................   13
Description of Capital Stock................................   13
Description of Debt Securities..............................   19
Description of Warrants.....................................   25
Plan of Distribution........................................   26
Legal Matters...............................................   28
Experts.....................................................   28

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

     The Registration Statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Pogo and the offered securities. That registration statement can be read at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     Certain of the statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. If a statement is not a statement of historical fact then it is a forward-looking statement. You can identify a forward-looking statement by our use of the words "anticipate," "estimate," "expect," "may," "believe," "objective," "projection," "forecast," "goal," and similar expressions. These forward-looking statements include our statements regarding the timing of future events, the anticipated future operations of Pogo Producing Company ("Pogo" or "the Company") and our subsidiaries and Pogo's anticipated future financial position and cash requirements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. We disclose the important factors that could cause Pogo's actual results to differ materially from our expectations in cautionary statements made in this prospectus and in other filings by Pogo with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to Pogo or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Pogo's actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in or incorporated by reference in this prospectus. These factors include:

     - the cyclical nature of the oil and natural gas industries

     - our ability to successfully and profitably find and produce oil and gas

     - expenses related to results of the recent merger of NORIC Corporation into Pogo, including the integration of its subsidiary, North Central Oil Corporation, into Pogo's operations

     - uncertainties associated with the United States and worldwide economies

     - current and potential governmental regulatory actions in countries where Pogo owns an interest

     - substantial competition from larger companies

     - Pogo's ability to implement cost reductions

     - operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks)

     - fluctuations in foreign currency exchange rates in areas of the world where Pogo owns an interest, particularly Southeast Asia, and

     - covenant restrictions in Pogo's indebtedness.

Many of those factors are beyond Pogo's ability to control or predict. We caution you not to put undue reliance on forward-looking statements or to project any future results based on such statements or on present or prior earnings levels.

     All subsequent written and oral forward-looking statements attributable to Pogo and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the new notes is completed:

     - Our annual report on Form 10-K for the year ended December 31, 2000 (the "Annual Report")

     - Our quarterly report on Form 10-Q for the quarter ended March 31, 2001

     - Our current report on Form 8-K filed on March 26, 2001

     - Our definitive proxy statement filed on April 2, 2001

     - Our current report on Form 8-K filed on April 6, 2001

     - Our current report on Form 8-K filed on April 25, 2001

     - The description of our common stock contained in our Registration Statement on Form 8-A, as may be amended from time to time to update that description

     - The description of the Rights associated with our common stock contained in our Registration Statement on Form 8-A, as may be amended from time to time to update that description

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else (including any salesman or broker) to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or in any document incorporated by reference is accurate as of any date other than the dates on the front of those documents.

     You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

         Pogo Producing Company
         Investor Relations
         5 Greenway Plaza, Suite 2700
         Houston, Texas 77046-0504
         Telephone: (713) 297-5000
         Facsimile: (713) 297-5100

                          ABOUT POGO PRODUCING COMPANY

     Pogo Producing Company is an independent oil and gas exploration and production company based in Houston, Texas. Incorporated in 1970, we have, in recent years, established a record of increasing our proven hydrocarbon reserves, principally through exploration, exploitation and development of our properties and the selective acquisition of additional interests in producing properties in which we already have an interest. Through a portfolio of domestic and international properties, we concentrate our efforts on a mix of both offshore and onshore opportunities which provide a balanced exposure to oil and natural gas production. In recent years, we have concentrated our efforts in selected areas where we believe that our expertise, competitive acreage position, or ability to quickly take advantage of new opportunities offer the possibility of relatively high rates of return. Domestically, we have an extensive Gulf of Mexico reserve and acreage position and we are also active in the Permian Basin of Southeast New Mexico and West Texas and in other areas of Texas and Louisiana. Internationally, through our subsidiary Thaipo Limited, we own an interest in the Block B8/32 concession license in the Gulf of Thailand. We also own interests in Canada, Hungary, and in the United Kingdom and Danish sectors of the North Sea. On March 14, 2001, we acquired North Central Oil Corporation ("North Central") for cash and stock through a merger of its parent company, NORIC Corporation, with and into Pogo. North Central's properties are concentrated in four core areas: South Texas, the Rocky Mountains, South Louisiana and the Texas Gulf Coast.

     You should consider carefully the information under the caption "Risk Factors."

     Our principal executive offices are located at the following address:

         Pogo Producing Company
         5 Greenway Plaza, Suite 2700
         Houston, Texas 77046
         (713) 297-5000 (telephone)
         (713) 297-5100 (facsimile)

     Additional information concerning Pogo and our subsidiaries, including North Central, is included in our reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

     Your investment in any of the securities involves risks inherent in our business. The value of your investment may decrease. You should carefully consider the following Risk Factors and those in the accompanying prospectus supplement before deciding whether an investment in one of our securities is suitable for you.

NATURAL GAS AND OIL PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Oil and natural gas market prices have historically been seasonal, cyclical and volatile. The average prices that we currently receive for our production are higher than their historic average. A future drop in oil and gas prices, such as the decline that occurred in 1998, could have a material adverse effect on our cash flow and profitability. A sustained period of low prices could have a material adverse effect on our operations and financial condition. This could also result in a reduction in funds available under our bank credit agreement. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.

     Among the factors that can cause oil and gas price fluctuation are:

     - the level of consumer product demand;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - the price and availability of alternative fuels;

     - political conditions in natural gas and oil producing regions;

     - the domestic and foreign supply of natural gas and oil;

     - the price of foreign imports; and

     - overall economic conditions.

THE NATURAL GAS AND OIL BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES OR HINDER MARKETING EFFORTS.

     Numerous risks affect our drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, our drilling operations could diminish or cease because of any of the following:

     - title problems;

     - weather conditions;

     - fires;

     - explosions;

     - blow-outs and surface cratering;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - natural disasters;

     - pipe or cement failures;

     - casing collapses;

     - embedded oilfield drilling and service tools;

     - abnormally pressured formations;

     - environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

     - noncompliance with governmental requirements; or

     - shortages or delays in the delivery or availability of equipment or fabrication yards.

     Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

     Moreover, effective marketing of our natural gas production depends on a number of factors, such as the following:

     - existing market supply of and demand for natural gas;

     - the proximity of our reserves to pipelines;

     - the available capacity of such pipelines; and

     - government regulations.

     The marketing of oil and gas production similarly depends on the availability of pipelines and other transportation, processing and refining facilities, and the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT DRILLING EQUIPMENT AND EXPERIENCED PERSONNEL TO CONDUCT OUR OPERATIONS.

     The recent increase in drilling activity throughout the world has increased the demand for drilling rigs, drilling vessels, supply boats and personnel experienced in the oil and gas industry in general, and the offshore oil and gas industry in particular. Recently we have experienced difficulty and delays in consistently obtaining services and equipment from vendors, obtaining drilling rigs and other equipment at favorable rates, and scheduling equipment fabrication at factories and fabrication yards. In addition, the costs of such services, equipment and personnel have recently risen significantly. No assurance can be given that such services, equipment and personnel will be available in a timely manner, or that operational costs will not increase significantly.

OUR FOREIGN OPERATIONS SUBJECT US TO ADDITIONAL RISKS.

     Our ownership and operations in Thailand, Hungary, the North Sea, Canada, and any other foreign areas where we do business are subject to the various risks inherent in foreign operations. These risks may include the following:

     - currency restrictions and exchange rate fluctuations;

     - loss of revenue, property and equipment due to expropriation, nationalization, war, insurrection and other political risks;

     - risks of increases in taxes and governmental royalties, renegotiation of contracts with governmental entities, and quasi-governmental agencies;

     - changes in laws and policies governing operations of foreign-based companies; and

     - other uncertainties arising out of foreign government sovereignty, and inability to fund foreign operations from the United States.

United States laws and policies on foreign trade, taxation and investment may also adversely affect international operations. In addition, if a dispute arises from foreign operations, foreign courts may have exclusive jurisdiction over the dispute, or we may not be able to subject foreign persons to the jurisdiction of United States courts. We seek to manage these risks by concentrating our international operations in areas where we believe that the existing government is stable and favorably disposed towards United States oil and gas companies.

OUR RECENT ACQUISITION OF NORTH CENTRAL OIL CORPORATION MAY NOT BE SUCCESSFUL.

     In March 2001, we completed the acquisition of North Central Oil Corporation through the merger of its parent company, NORIC Corporation, with and into Pogo. In connection with the merger, Pogo paid former shareholders of NORIC Corporation (the parent company of North Central) $344,711,000 in cash and issued them 12,615,816 shares of Pogo common stock. We also repaid all $78,600,000 of North Central's bank debt. As set forth below, the acquisition may have the following negative effects on Pogo: a decline in share price resulting from the issuance of shares in the merger; unexpected difficulties in integrating the operations of North Central; and a substantial potential tax liability in connection with the acquisition.

     Effect of new shares issued. As a result of the acquisition, the number of outstanding Pogo common shares increased by approximately 31%. The effect of this increase may be additional volatility in the market price of Pogo common stock, or a decline in the price regardless of the financial performance of Pogo. In addition, beginning on September 15, 2001, the former NORIC stockholders will have the right to sell the shares of Pogo common stock that they acquired in the merger, subject to the terms of a registration rights agreement. Heavy selling of Pogo shares by the former NORIC stockholders, or the anticipation that heavy selling may occur, could depress the market price of Pogo common stock.

     Difficulties in integrating the operations of North Central. Until March 14, 2001, North Central and Pogo operated separately. Pogo's management team does not have experience with North Central's operations. Pogo may not be able to integrate the operations of North Central without a loss of key employees, agents, joint venturers, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, Pogo may not be able to realize any of the operating efficiencies, synergies or other benefits expected from the merger. Any costs or delays incurred in connection with integrating the operations of North Central could have an adverse effect on Pogo's business, results of operations or financial condition. The combined company may experience the difficulties associated with being a larger entity, including increased difficulties of coordination, difficulties relating to increased size and scale, difficulties in accessing the capital markets to obtain permanent financing. In addition, Pogo lacks recent experience in exploring for oil and gas in the Rocky Mountain region.

     We could face a substantial tax liability from the merger. We received a legal opinion, based on representations from the companies about the consideration paid, that neither Pogo nor NORIC will recognize taxable gain or loss as a result of the merger. However, this opinion will not be binding on the Internal Revenue Service or on a court and either of them could reach a contrary conclusion, resulting in taxable gain to NORIC and a substantial tax liability for us.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE; OPERATORS OF THOSE PROPERTIES MAY ACT IN WAYS THAT ARE NOT IN OUR BEST INTERESTS.

     Other companies operate a significant percentage of the oil and gas properties in which we have an interest. As a result, we have limited influence over operations on some of those properties or their associated costs. Our limited influence on non-operated properties could result in the following:

     - the operator may initiate exploration or development projects on a different schedule than we prefer;

     - the operator may propose to drill more wells or build more facilities on a project than we have funds for, which may mean that we cannot participate in those projects or share in a substantial share of the revenues from those projects; and

     - if the operator refuses to initiate an exploration or development project, we may not be able to pursue the project.

Any of these events could significantly affect our anticipated exploration and development activities and the economic value of those properties to us.

IF OUR PARTNERS HAVE LIQUIDITY AND CASH FLOW PROBLEMS, WE MAY HAVE DIFFICULTY FINANCING AND DEVELOPING OUR PROJECTS.

     If oil and gas prices were to decline significantly, some of our partners, particularly the smaller ones, may undergo liquidity and cash flow problems. These problems may lead to their attempting to delay or slow down the pace of drilling or project development to a point that we believe is detrimental to the project. In most cases, we have the ability to influence the pace of capital expenditures and field development through our joint operating agreements. In addition, some partners may be unwilling or unable to pay their share of the costs of projects as they become due. At worst, a partner may declare bankruptcy and refuse or be unable to pay its share of the costs of a project. We could then be required to pay that partner's share of the project costs.

MAINTAINING RESERVES AND REVENUES IN THE FUTURE DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT.

     We must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although we have historically maintained our reserves base primarily through successful exploration and development operations, we cannot assure you that our future efforts will be similarly successful.

OUR OFFSHORE AND ONSHORE OPERATIONS ARE SUBJECT TO CASUALTY RISKS AGAINST WHICH WE CANNOT FULLY INSURE.

     Our operations are subject to inherent casualty risks such as blowouts, fires, explosions and marine hazards. If any such event occurred, we could be subject to substantial financial losses due to personal injury, property damage, environmental discharge, or suspension of operations. Because we are a relatively small oil and gas company, the impact on us of one of these events could be significant. Although we purchase customary insurance, we are not fully insured against all risks incident to our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS.

     We require substantial capital to replace our reserves and generate sufficient cash flow to meet our financial obligations. If we cannot generate sufficient cash flow from operations or raise funds externally in the amounts and at the times needed, we may not be able to replace our reserves or meet our financial obligations. Our ongoing capital requirements consist primarily of the following items:

     - funding our 2001 capital and exploration budget;

     - other allocations for acquisition, development, production, exploration and abandonment of oil and gas reserves; and

     - future dividend payments.

Our 2001 capital and exploration budget as established by our board of directors is $350 million (excluding purchased reserves and interest capitalized).

     We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

     - available cash and cash investments;

     - cash provided by operating activities;

     - funds available under our new bank credit agreement entered into in connection with the NORIC merger;

     - our uncommitted bank line of credit and banker's acceptances;

     - capital we believe we can raise through debt and equity offerings; and

     - asset sales.

     We believe the funds provided by these sources will be sufficient to meet the remainder of our 2001 cash requirements. However, the uncertainties and risks associated with future performance and revenues, as described in these Risk Factors, will ultimately determine our liquidity and ability to meet our anticipated capital requirements.

WE MAY NOT BE ABLE TO PROFITABLY MARKET AND SELL ALL OF THE PRODUCTION FROM OUR CONCESSION IN THAILAND.

     We may not be able to successfully and profitably process, transport and market all the oil and gas we find and produce on our concession in the Gulf of Thailand. Currently, the only buyer for the natural gas we produce is the Petroleum Authority of Thailand, which maintains a monopoly over gas transmission and distribution in Thailand. Our current gas contract with the Petroleum Authority limits us to delivering approximately 145 million cubic feet of gas per day. Due to an abundance of natural gas under contract to the Petroleum Authority, the Petroleum Authority has generally not taken significantly more than its contractual minimum. In addition, because much of the oil we produce from our Thailand concession is associated with natural gas, limits on natural gas production could also limit our ability to produce oil from our Thailand concession.

OUR GAS SALES AGREEMENT IN THAILAND REQUIRES US TO SELL A PORTION OF OUR THAILAND PRODUCTION AT A REDUCED PRICE IF WE DO NOT MEET OUR MINIMUM DELIVERY REQUIREMENTS.

     We are currently receiving the full contract price on our current production in Thailand. However, if we and our partners fail to deliver the minimum quantities under the gas sales agreement, the Petroleum Authority has the right to reduce the purchase price on an equivalent amount of subsequent deliveries to 75% of the contract price.

ECONOMIC CONDITIONS IN SOUTHEAST ASIA CAN HURT OUR CASH FLOW.

     During 1997 and 1998, Southeast Asia in general, and the Kingdom of Thailand in particular, experienced severe economic difficulties. These problems included sharply reduced economic activity, illiquidity, highly volatile foreign currency exchange rates and unstable stock markets. Although Southeast Asian markets have recovered somewhat, they remain below their recent historic highs. Economic difficulties in Thailand and the volatility of the Thai Baht, Thailand's currency, against the U.S. dollar will continue to have a material impact on our Thailand operations and the prices we receive for our oil and gas production there.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON OUR RESERVE DATA BECAUSE THEY ARE ESTIMATES.

     No one can measure underground accumulations of oil and gas in an exact way. Projecting future production rates and the timing of development expenditures is also an uncertain process. Accuracy of reserve estimates depends on the quality of available data and on economic, engineering and geological interpretation and judgment. As a result, our reserve estimates often differ from the quantities of oil and gas we ultimately recover. To estimate economically recoverable reserves, we make various assumptions regarding future oil and gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from those assumptions could greatly affect our estimates of economically recoverable reserves and future net revenues.

     You should not assume that the present value of future net cash flows from our proved reserves included or incorporated by reference in this prospectus is the current value of our estimated natural gas and oil reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.

WE FACE SIGNIFICANT COMPETITION, AND WE ARE SMALLER THAN MANY OF OUR
COMPETITORS.

     The oil and gas industry is highly competitive. We compete with major and independent natural gas and oil companies for property acquisitions. We also compete for the equipment and labor required to operate and develop properties. Many of our competitors have substantially greater financial and other resources than we do. As a result, those competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and transactions in this highly competitive environment. Moreover, the oil and gas industry itself competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could greatly affect our operational revenues.

OUR COMPETITORS MAY USE SUPERIOR TECHNOLOGY.

     Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected. For example, marine seismic acquisition technology has been characterized by rapid technological advancements in recent years and further significant technological developments could substantially impair our 3-D seismic data's value.

WE ARE SUBJECT TO LEGAL LIMITATIONS THAT MAY ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     We and our subsidiaries are subject to various foreign and domestic laws and regulations on taxation, exploration and development, and environmental and safety matters in countries where we own or operate properties. Many laws and regulations require drilling permits and govern the spacing of wells, the prevention of waste, rates of production and other matters. These statutes and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells, drilled or the total allowable production from successful wells, which could limit revenues.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LIABILITIES.

     We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge oil or natural gas into the environment in any of the following ways:

     - from a well or drilling equipment at a drill site;

     - leakage from storage tanks, pipelines or other gathering and transportation facilities;

     - damage to oil or natural gas wells resulting from accidents during normal operations; and

     - blowouts, cratering or explosions.

Environmental discharges may move through soil to water supplies or adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect our costs to acquire properties. We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. However, we cannot assure you that environmental laws will not, in the future, result in decreased production, substantially increased operational costs or other adverse effects to our combined operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

HEDGING TRANSACTIONS MAY NOT COMPLETELY MITIGATE DECLINES IN OIL AND GAS PRICES.

     We cannot predict future oil and gas prices with certainty. To reduce our exposure to price fluctuations, at times we enter into contracts to hedge against future market price changes on a portion of our production. Historically, we have not entered into hedging transactions exceeding 50 percent of our total oil and gas production on an energy equivalent basis for any given period. As of December 31, 2000, we had purchased options to sell 70 million cubic feet of natural gas production per day for the period from April 2001 through December 2002. These contracts give us the right, but not the obligation, to sell natural gas at a sales price of $4.25 per Mcf for the period from April 2001 through March 2002 and $4.00 per Mcf for the period from April 2002 through December 2002. These contracts are designed to guarantee us a minimum "floor" price for the contracted volumes of production without limiting our participation in price increases during the covered period.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Pogo's consolidated ratio of earnings to fixed charges for the periods shown.

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                     YEAR ENDED DECEMBER 31,          MARCH 31,
                                                 --------------------------------   -------------
                                                 1996   1997   1998   1999   2000   2000    2001
                                                 ----   ----   ----   ----   ----   -----   -----
Ratio of earnings to fixed charges(1)..........  4.6x   3.2x   N/A    1.3x   4.0x   2.2x    5.6x

---------------

(1) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings are defined as income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the estimated interest component of rent expense and minority interest. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $80,230,000.

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, we anticipate that the net proceeds from the sale of securities will be used for general corporate purposes, which may include, but are not limited to:

     - repayments or refinancings of indebtedness

     - working capital

     - capital expenditures

     - acquisitions

     - repurchases or redemptions of the Company's equity or debt securities, or

     - investment in short-term securities.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     - Pogo's authorized capital stock currently consists of:

        - 200,000,000 shares of common stock, par value $1.00 per share,

        - 4,000,000 shares of preferred stock, par value $1.00 per share.

     - Pogo's outstanding capital stock as of March 31, 2001, consisted of:

        - 53,568,661 shares of common stock, par value $1.00 per share,

        - No shares of preferred stock, par value $1.00 per share (currently, 2,000,000 shares of preferred stock, par value $1.00 per share, are reserved for issuance under the Shareholder Rights Plan discussed below).

     We have summarized selected aspects of Pogo's capital stock below. The summary is not complete. For a complete description, you should refer to Pogo's Restated Certificate of Incorporation and Bylaws, which Pogo has filed with the SEC and which are available upon request (See "Where You Can Find More Information").

COMMON STOCK

     The holders of common stock are entitled to any dividends declared from time to time in the discretion of Pogo's board of directors out of funds legally available for that purpose, subject to any preferential rights of any outstanding shares of Pogo's preferred stock. Holders of common stock are entitled to share ratably in Pogo's net assets upon liquidation after the liquidator pays or provides for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The rights of holders of common stock are subject to the rights of holders of any preferred stock that may be issued in the future. The holders of common stock have no preemptive rights to purchase additional shares of Pogo's capital stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any other securities. All of Pogo's outstanding shares of common stock are validly issued, fully paid and non-assessable.

     The holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of holders of common stock. Pogo's common stock does not have cumulative voting rights. This means that the holders of a majority of the shares of common stock outstanding can elect all the directors standing for election at any given time if they choose to do so.

PREFERRED STOCK

     The prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. In general, Pogo's board of directors is empowered, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. When issued and paid for, all shares of preferred stock will be validly issued, fully paid and non-assessable. Among the specific matters that may be determined by Pogo's board of directors and that will be described in the prospectus supplement are:

     - the description and number of shares to constitute each series;

     - the annual dividend rate;

     - whether the dividends will be cumulative;

     - the time and price of redemption and the liquidation preference applicable to the series;

     - whether the series will be subject to the operation of a "sinking" or "purchase" fund and, if so, the terms and provisions of that fund;

     - whether the shares of that series will be convertible into shares of any other class or classes and the terms and provisions of those conversion rights; and

     - any voting powers of the shares of that series.

     Pogo's board of directors may change the designation, rights, preferences, descriptions and terms of, and the number of shares in, any series if no shares have been issued before that time.

     The issuance of one or more series of our preferred stock could adversely affect the voting power of the holders of Pogo's common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of Pogo.

     Pogo's board of directors has reserved for issuance under the Shareholder Rights Plan described below a total of 2,000,000 shares of Pogo's Series A Preferred Stock. Pogo has not issued any shares of Series A Preferred Stock as of the date of this prospectus.

DEPOSITARY SHARES

     If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance of receipts for depositary shares to any holder of such fractional interests. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

     The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

     The following description of the depositary shares we may offer, together with the additional information included in any prospectus supplements, describes the material terms and provisions of this type of security but is not complete. For a more complete description of the terms of the depositary shares, please refer to the Deposit Agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. We will file these documents with the Securities and Exchange Commission in connection with an offering of depositary shares.

     We will describe in a prospectus supplement the specific terms of any depositary shares we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such depositary shares may differ from the terms described below.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date (provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly). The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

     If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

     Conversion, Exchange and Redemption. If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

     Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

     After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

     Voting. When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

     Amendments. We and the depositary may agree at any time to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

     Termination. We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the Deposit Agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the Deposit Agreement will automatically terminate if:

     - the depositary has redeemed all related outstanding depositary shares;

     - all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

     - we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

     Payment of Fees and Expenses. We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

     Resignation and Removal of Depositary. At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Reports and Obligations. The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations to performance in good faith of the duties stated in the Deposit Agreement. The depositary assumes no obligation and will not be subject to liability under the Deposit Agreement except to perform such obligations as are set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

LISTINGS

     Pogo's common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "PPP."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Pogo's common stock is Computershare Investor Services of Dallas, Texas.

SHAREHOLDER RIGHTS PLAN

     Pogo has a shareholder rights plan under which one preferred share purchase right is attached to each outstanding share of Pogo's common stock. Those rights become exercisable under specified circumstances, including any person or group (an "acquiring person") becoming the beneficial owner of 20% or more of Pogo's outstanding common stock, subject to specified exceptions. Pursuant to action by the board of directors, the former owners of NORIC Corporation, who may be deemed to constitute a group owing more than 20% of Pogo's outstanding common stock, were permitted to become Pogo shareholders without causing the rights to become exercisable. Each right entitles the registered holder to purchase from Pogo one one-hundredth of a share of Series A Preferred Stock at an exercise price of $80, subject to adjustment under specified circumstances. If events specified in the shareholder rights plan occur, each holder of rights other than the acquiring person can exercise their rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. Pogo may redeem the rights for $0.01 per right at any time prior to the tenth day after a person or group becomes an acquiring person. The shareholder rights plan and the rights expire in April 2004.

     The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Pogo on terms not approved by the board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors at a time when the rights are redeemable.

     This description of the shareholder rights plan is incomplete and is qualified in its entirety by reference to the plan itself. The plan is filed as an exhibit to Pogo's Annual Report on Form 10-K.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     As permitted by the Delaware corporations statute, Pogo has included in its Restated Certificate of Incorporation a provision that, to the fullest extent permitted by that statute, Pogo's directors will not be liable for monetary damages for breach of their fiduciary duty of care to Pogo and its shareholders. The Restated Certificate of Incorporation provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to Pogo or its shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware corporations statute regarding unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Pogo's Bylaws likewise require Pogo to indemnify its directors, officers, employees or other agents to the fullest extent permitted by the Delaware corporations statute, and to advance expenses to its officers and directors as incurred. Pogo also has in place employment agreements with some of its officers providing coverage that is substantially identical to the indemnification provisions in its Bylaws.

ANTI-TAKEOVER PROVISIONS

     The provisions of Pogo's Restated Certificate of Incorporation summarized in the succeeding paragraphs may have an anti-takeover effect. Those provisions may delay, defer or prevent a tender offer or takeover attempt that shareholders might consider in their best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

     Before Pogo can take any of the following actions, holders of at least 80% of Pogo's outstanding shares of common stock must vote in favor of that action:

     - a merger or similar reorganization of Pogo or other specified transactions involving Pogo if the other party to that transaction already beneficially owns 5% or more of Pogo's outstanding common stock and Pogo's board of directors has not approved the transaction prior to the time at which the other party becomes a 5% beneficial owner;

     - an amendment to Pogo's Restated Certificate of Incorporation to alter or change the provision establishing a "classified" board of directors, elected approximately one-third annually; and

     - an amendment to the foregoing and other specified provisions of the Restated Certificate of Incorporation.

     Pogo's board of directors is divided into three classes having staggered terms, with one-third of the directors being elected each year for a term of three years. Pogo's common stock does not have cumulative voting rights. This means that the holders of a majority of the shares of common stock outstanding can elect all the directors standing for election at any given time if they choose to do so. If that happens, then the holders of the remaining shares will not be able to elect any directors.

     Pogo's board of directors may establish by resolution one or more additional series of preferred stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Those rights, preferences, privileges and limitations could impede or discourage attempts to acquire control of Pogo. See the section under the heading "Shareholder Rights Plan" above.

     Pogo's Restated Certificate of Incorporation and Bylaws further provide that:

     - shareholders may act only at an annual or special meeting of shareholders and may not act by written consent, and

     - special meetings of shareholders cannot be called by the shareholders.

     Pogo's Bylaws establish advance notice procedures for the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors and for matters to be brought before an annual meeting of Pogo's shareholders. These procedures require a shareholder to give timely written notice of any nomination for the election of a director in writing to Pogo's corporate secretary prior to the meeting at which directors are to be elected. Also, at an annual meeting, and subject to any other applicable requirements, the only business that may be conducted is generally business that is brought by or at the direction of Pogo's board of directors or by or at the direction of a shareholder who has given Pogo's corporate secretary timely written notice of that shareholder's intention to bring that business before the meeting. For a notice to be timely, Pogo must receive the notice at its principal executive offices not less than 80 days nor more than 110 days prior to the meeting. However, if Pogo provides fewer than 90 days' notice or prior public disclosure of the meeting date, then the shareholder's notice will only be considered timely if Pogo receives the notice at its principal executive offices not later than the 10th day following the day on which Pogo mails the notice or makes the public disclosure about the meeting date. The notice must contain the information specified in the Bylaws.

     Pogo is a Delaware corporation and is subject to Section 203 of the Delaware corporations statute. In general, Section 203 prevents an "interested stockholder" from engaging in a merger or other "business combination," as defined in the statute, with a Delaware corporation for three years following the date the person became an interested stockholder unless one of the following circumstances exists:

     - before the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; or

     - upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; however, the 85% calculation excludes stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

An "interested stockholder" is defined generally as a person owning 15% or more of a corporation's outstanding voting stock. Section 203 also provides that there are some other circumstances in which the restrictions described above do not apply. The foregoing summary of Section 203 is not complete. For a complete description, you should refer to Section 203.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description we sometimes call the senior indenture and the subordinated indenture the "indentures."

     We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. You should read the indentures for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement. Please read "Where You Can Find More Information."

     In this summary description of the debt securities, all references to "us" mean Pogo Producing Company only, unless we state otherwise or the context clearly indicates otherwise.

GENERAL

     The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

     We currently conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

     Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

     - any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

     - provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities;

     - the total principal amount of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities;

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

     - the date or dates on which the principal of and any premium on the debt securities will be payable;

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

     - the place or places where payments on the debt securities will be payable;

     - any provisions for optional redemption or early repayment;

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

     - the denominations in which we may issue the debt securities;

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

     - the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

     - any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

     - any changes or additions to the events of default or covenants this prospectus describes;

     - any restrictions or other provisions relating to the transfer or exchange of the debt securities;

     - any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity; and

     - any other terms of the debt securities.

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

     - we fail to pay the principal, interest, premium or any other amounts on any senior debt when due; or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we have designated if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

     Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default.

     The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

     Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Indebtedness that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

     Unless we inform you otherwise in the prospectus supplement, "Senior Indebtedness" will mean all notes or other indebtedness, including guarantees, of Pogo Producing Company for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of all or substantially all our assets. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of all or substantially all our assets to any other entity only if:

     - the resulting or surviving entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

     - immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

EVENTS OF DEFAULT

     - Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

     - our failure to pay interest or any required additional amounts on any debt securities of that series for 90 days;

     - our failure to pay principal of or any premium on any debt securities of that series when due;

     - our failure to deposit any sinking fund payment when due for that series of debt securities for 90 days;

     - our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for the period specified in the applicable indenture after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that Indenture that are affected by that failure;

     - specified events involving bankruptcy, insolvency or reorganization of Pogo Producing Company; and

     - any other event of default provided for that series of debt securities.

     A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

     A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

     - the holder gives the trustee written notice of a continuing event of default for that series;

     - the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

     - the holder or holders offer to the trustee indemnity reasonably satisfactory to it;

     - the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the applicable trustee; and

     - exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

     Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

MODIFICATION AND WAIVER

     We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

     - reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on any debt security;

     - reduce the principal of any debt security or change the stated maturity of any debt security;

     - reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

     - change any obligation to pay additional amounts on any debt security;

     - make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

     - impair the holder's right to institute suit for the enforcement of any payment on any debt security;

     - make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture's provisions for modification;

     - waive a continuing default or event of default regarding any payment on any debt security; or

     - with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

     We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     - to provide any security for or add guarantees of any series of debt securities;

     - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

     - to add events of default with respect to any debt securities;

     - to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

     - to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

     - to provide for the acceptance of a successor or another trustee.

     The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under an indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

     - we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance").

     If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

     - register the transfer or exchange of debt securities;

     - replace stolen, lost or mutilated debt securities; and

     - maintain paying agencies and hold moneys for payment in trust.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     New York law will govern the indentures and the debt securities.

TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

     - during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

     - if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

     Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, all liability of the trustee and paying agent with respect to those funds will cease and holders entitled to those funds must look only to us for payment.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the warrants;

     - the aggregate number of warrants offered;

     - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures pursuant to which such number may be adjusted;

     - the exercise price of the warrants;

     - the dates or periods during which the warrants are exercisable;

     - the designation and terms of any securities with which the warrants are issued;

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

     - any minimum or maximum amount of warrants that may be exercised at any one time;

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

     - any other terms of the warrants.

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

     We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

     - shorten the period of time during which the warrants may be exercised; or

     - otherwise materially and adversely affect the exercise rights of the holders of the warrants.

ENFORCEABILITY OF RIGHTS

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the purchase price of the securities from us;

     - the net proceeds;

     - any delayed delivery arrangements;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price; and

     - any discounts or concessions allowed or reallowed or paid to dealers.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for us by Gerald A. Morton, Vice President-Law and Corporate Secretary of Pogo. Mr. Morton owns approximately 5,167 shares of Pogo's common stock directly and through Pogo's tax advantaged savings plan and owns options to purchase an aggregate of 53,000 shares of Pogo common stock, which are or become exercisable in periodic installments through August 1, 2003.

                                    EXPERTS

     The audited consolidated financial statements for each of Pogo Producing Company and North Central Oil Corporation, incorporated by reference in this registration statement to the extent and for the periods referred to in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The estimates of Pogo Producing Company's oil and gas reserves set forth in the Annual Report, and the related estimates set forth therein of discounted present values of estimated future net revenues therefrom, are extracted from the report of Ryder Scott Company, L.P. and incorporated by reference herein. The estimates of North Central Oil Corporation's oil and gas reserves, and the related estimates of discounted present values of estimated future net reserves therefrom, are extracted from the report of Miller and Lents, Ltd. prepared for North Central Oil Corporation and are incorporated by reference herein to the information contained in our current report on Form 8-K filed on March 26, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by Pogo Producing Company ("Pogo" or the "Company") in connection with the offering described in this Registration Statement.

     Registration fee...............................................................     $125,000
     Printing expenses..............................................................          *
     Accounting fees and expenses...................................................          *
     Legal fees and expenses........................................................          *
     Trustee fees and expenses......................................................          *
     Rating agency fees.............................................................          *
     Miscellaneous..................................................................          *
                                                                                         --------
            Total...................................................................     $    *
                                                                                         ========

    *To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

         Article X of the Restated Certificate of Incorporation of the Company eliminates the personal liability of each director of the Company to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director occurring on or after September 30, 1986; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.

         The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as in effect as of the date of the adoption of the Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Bylaws further provide that the Company will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company.

         The Bylaws further provide that the Company will pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

         The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 16. EXHIBITS

EXHIBIT NO.                    DESCRIPTION OF EXHIBIT
-----------                    ----------------------
      *1.1    Form of Underwriting Agreement (Debt Securities)
      *1.2    Form of Underwriting Agreement (Preferred Stock)
      *1.3    Form of Underwriting Agreement (Common Stock)
       4.1    Form of Indenture relating to the Senior Debt Securities
       4.2    Form of Indenture relating to the Subordinated Debt Securities
       4.3    Restated Certificate of Incorporation of the Company, as Amended
     **4.4    Amended and Restated Bylaws of the Company (filed as exhibit 3(b)
              to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference)
     **4.5    Certificate of Designation, Preferences and Rights of Preferred
              Stock of the Company, dated March 25, 1997 (filed as Exhibit
              3(a)(1) to the Company's Annual Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference)
     **4.6    Rights Agreement dated as of April 26, 1994 between the Company and Harris Trust Company of New York, as Rights Agent (filed as
              Exhibit 4 to the Company's Current Report on Form 8-K filed April
              26, 1994 and incorporated herein by reference)
     **4.7    Certificate of Designations of Series A Junior Participating
              Preferred Stock of the Company dated April 26, 1994 (filed as
              Exhibit 4(d) to the Company's Registration Statement on Form S-8
              (File No. 33-54969) filed August 9, 1994 and incorporated herein by reference)
       5.1    Opinion of Gerald A. Morton
      12.1    Statement re computation of ratios of earnings to fixed charges
      23.1    Consent of Arthur Andersen LLP
      23.2    Consent of Ryder Scott Company, L.P.
      23.3    Consent of Miller and Lents, Ltd.
      23.4    Consent of Gerald A. Morton (included in Exhibit 5.1)
      24.1    Powers of Attorney for the Company
      25      Statement of Eligibility of Trustee on Form T-1
------------
* To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
** Incorporated herein by reference as indicated.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under and Indenture to act under subsection (a) of
                  Section 310 of the Trust Indenture Act of 1939 (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2001.

                                       POGO PRODUCING COMPANY



                                       By:  /s/ PAUL G. VAN WAGENEN
                                          --------------------------------------
                                           Paul G. Van Wagenen
                                           Chairman, President and Chief
                                           Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                        TITLE                                      DATE
                   ----                                        -----                                      ----
/s/ PAUL G. VAN WAGENEN                      Chairman, President and Chief Executive                  May 11, 2001
-----------------------------------          Officer (Principal Executive Officer and
   Paul G. Van Wagenen                       Director)

/s/ JAMES P. ULM, II                         Vice President and                                       May 11, 2001
-----------------------------------          Chief Financial Officer
   James P. Ulm, II                          (Principal Financial Officer)

/s/ THOMAS E. HART
-----------------------------------
   Thomas E. Hart                            Vice President and Controller                            May 11, 2001
                                             (Principal Accounting Officer)

               *                             Director                                                 May 11, 2001
-----------------------------------
   Jerry M. Armstrong

               *                             Director                                                 May 11, 2001
-----------------------------------
   W. M. Brumley, Jr.

               *                             Director                                                 May 11, 2001
-----------------------------------
   Stephen A. Wells

               *                             Director                                                 May 11, 2001
-----------------------------------
   William L. Fisher

               *                             Director                                                 May 11, 2001
-----------------------------------
   Robert H. Campbell

               *                             Director                                                 May 11, 2001
-----------------------------------
   Gerrit W. Gong

               *                             Director                                                 May 11, 2001
-----------------------------------
   Frederick A. Klingenstein

*By: /s/ THOMAS E. HART
    -------------------------------
   Thomas E. Hart, Attorney-in-Fact

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                           DESCRIPTION
   -------                          -----------
      *1.1    Form of Underwriting Agreement (Debt Securities)
      *1.2    Form of Underwriting Agreement (Preferred Stock)
      *1.3    Form of Underwriting Agreement (Common Stock)
       4.1    Form of Indenture relating to the Senior Debt Securities
       4.2    Form of Indenture relating to the Subordinated Debt Securities
       4.3    Restated Certificate of Incorporation of the Company, as Amended
     **4.4    Amended and Restated Bylaws of the Company (filed as Exhibit 3(b)
              to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference)
     **4.5    Certificate of Designation, Preferences and Rights of Preferred
              Stock of the Company, dated March 25, 1997 (filed as Exhibit
              3(a)(1) to the Company's Annual Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference)
     **4.6    Rights Agreement dated as of April 26, 1994 between the Company and Harris Trust Company of New York, as Rights Agent (filed as
              Exhibit 4 to the Company's Current Report on Form 8-K filed April
              26, 1994 and incorporated herein by reference)
     **4.7    Certificate of Designations of Series A Junior Participating
              Preferred Stock of the Company dated April 26, 1994 (filed as
              Exhibit 4(d) to the Company's Registration Statement on Form S-8
              (File No. 33-54969) filed August 9, 1994 and incorporated herein by reference)
       5.1    Opinion of Gerald A. Morton
      12.1    Statement re computation of ratios of earnings to fixed charges
      23.1    Consent of Arthur Andersen LLP
      23.2    Consent of Ryder Scott Company, L.P.
      23.3    Consent of Miller and Lents, Ltd.
      23.4    Consent of Gerald A. Morton (included in Exhibit 5.1)
      24.1    Powers of Attorney for the Company
      25      Statement of Eligibility of Trustee on Form T-1

* To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
** Incorporated herein by reference as indicated.